Exhibit 99.1

For Immediate Release

Contacts: Peerless Systems Corporation: John Rigali Chief Financial Officer (310) 297-3146	Investor Contact: Geoff High Pfeiffer High Investor Relations, Inc. (303) 393-7044
Peerless Systems Announces Fiscal Second Quarter Results
EL SEGUNDO, Calif., August 31, 2006 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of advanced imaging and networking technologies and components to the digital document market, today reported financial results for its 2007 second fiscal quarter ended July 31, 2006.
Second Quarter Results
Second quarter revenue was $7.9 million versus $9.7 million in the same period a year ago, and $8.8 million reported in this year’s first quarter. Revenue was below prior forecasts due to a delay in signing an individual block license agreement, and the election of a customer to continue on a “pay-as-you-go” licensing contract versus signing an expected block license agreement.
Product licensing revenue was $5.2 million compared with $5.6 million in last year’s second quarter and $5.5 million reported in this year’s first quarter. Engineering services and maintenance revenue was $2.7 million versus $2.8 million reported in the comparable year-ago quarter and $3.0 million in the first quarter. Peerless earned $0.2 million in performance incentives associated with its previously announced engineering services agreement with Kyocera-Mita. Hardware revenue was $15,000 versus $1.3 million in the second quarter last year and $0.3 million in this year’s first quarter. The expected decline in hardware revenue resulted from the previously discussed discontinuation of Everest controller sales and the wind-down of certain ASIC product sales.
The Company signed one second-quarter license agreement valued at $4.0 million, $3.75 million of which were recognized as revenue during the quarter. Contract backlog for engineering services for the remainder of fiscal 2007 is $4.4 million, which includes revenue expected under the Kyocera-Mita memorandum of understanding (MOU). Contract backlog does not include up to $0.5 million in potential incentive fees associated with Kyocera-Mita MOU.
Gross margin in the second quarter was 54.2% compared with 49.0% in last year’s second quarter and 70.3% in this year’s first quarter. The spike in gross margin during this year’s first quarter was primarily due to a higher-than-normal level of Peerless intellectual property incorporated within two block licenses closed during that quarter. Research and development expenses in the second quarter were $2.1 million, or 26.8% of revenue, versus $1.3 million, or 13.5% of revenue, in the second quarter last year, and $2.1 million, or 23.4% of revenue, in this year’s first quarter. The quarter-over-quarter increase in R&D expense resulted from continued work on several new software development products.
Sales and marketing expenses were $0.8 million, or 9.6% of revenue, compared with $0.8 million, or 8.7% of revenue, in last year’s second quarter, and $0.8 million, or 9.0% of revenue, in this year’s first quarter. General and administrative expenses were $1.8 million, or 23.3% of revenue, versus $1.5 million, or 15.1% of revenue, in the comparable year-ago period and $1.4 million, or 15.8% of revenue, in the first quarter. The increase was primarily due to higher legal and consulting fees, as well as other professional service expenses arising from contract negotiations, accounting and regulatory matters.
The Company reported a second quarter net loss of $0.3 million, or $(0.02) per diluted share, versus net income of $1.1 million, or $0.06 per diluted share, in the second quarter last year, and net income of $2.0 million, or $0.11 per diluted share, in this year’s first quarter.
Peerless ended the second quarter with total assets of $20.7 million, including cash and cash equivalents of $11.9 million, or $0.63 per diluted share. Stockholders’ equity was $14.2 million, or $0.75 per diluted share. Days sales outstanding (DSO) for receivables and unbilled were 81 versus 50 at the end of the first quarter and 48 at January 31, 2006. The second quarter increase in DSO resulted from the extension of payment terms in a block license agreement signed in the second quarter.
Management Commentary
Howard Nellor, president and CEO, said, “Several customers have reported reduced demand for their lower-end, higher-cost imaging devices, and many of these products incorporate Peerless’ older monochrome imaging software. As a result of lower-than-expected sales of these imaging products, certain customers have altered their block-license purchasing plans.”
Nellor added, “The market’s transition toward lower-cost, higher-performance color imaging devices continues to gain momentum, and OEMs are working aggressively to address this opportunity. Our suite of color imaging, networking and ASIC technologies was designed to directly address this opportunity and continues to generate interest from both current and prospective customers. I have met with multiple customer representatives both in Japan and at our California facilities during recent months, and am encouraged by the range of new business prospects we are pursuing. While there are risks and uncertainties associated with finalizing these opportunities, we hope to announce a formal agreement with one or more of these prospective customers before the end of the current fiscal year.”
Management Update
The Company announced earlier today that Nellor will assume the vacant position of chairman of the board. Nellor will remain as president and CEO until a selection process to fill these positions is completed. As chairman, he will continue to play an active role in Peerless’ direction and strategy, and will maintain his involvement in customer and investor relations.
Six-Month Results
Through six months, total revenue was $16.7 million versus $16.9 million in the comparable year-ago period. Gross margin for the six-month period was 62.7% versus 51.2% in the comparable period last year. Net income increased to $1.7 million, or $0.09 per diluted share, versus net income of $1.5 million, or $0.09 per diluted share, in the same period a year ago.
Guidance
Due to the previously discussed shifts in market demand, management has revised its full-year revenue forecast to a range of $33.0 million to $36.0 million from its prior forecast of more than $40.0 million. Full-year net income is now expected in a range of $3.0 million to $4.0 million versus a prior forecast of approximately $6.0 million. Although management is not providing specific guidance for the third or fourth quarters, it expects that this year’s fourth quarter should be stronger than the third, assuming the Company receives an anticipated initial block license from Kyocera-Mita, which would include technologies related to the MOU.
In light of the challenges associated with forecasting the timing of large block licenses, management intends to discontinue providing specific quarterly guidance and will limit its forecasts to the full fiscal year.
Peerless and Kyocera-Mita have not as of yet executed a definitive agreement and have to date continued to operate under the binding MOU. The guidance and other forecasts addressed above assume that Peerless and Kyocera-Mita will enter into definitive agreements that have comparable terms to those contained in the binding MOU, or the parties will continue to operate under the binding MOU.
As always, management and the board of directors will consider all opportunities to enhance the value of the Company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers, and/or acquisitions.
Peerless Systems Conference Call
Management will hold a conference call to discuss fiscal second quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 866-362-4832 (617-597-5364 for international callers) and entering the passcode 94354297. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and an audio replay will be available through September 7, 2006, by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 83117284.
About Peerless Systems Corporation
Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking technologies and components to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica Minolta, Kyocera Mita, Lenovo, OkiData, Ricoh, RISO, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe and Novell. For more information, visit Peerless’ web site at www.peerless.com.
Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995
Statements made by us in this press release that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Statements that use words such as we “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project,” “hope” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements. Specifically, statements in this press release (i) relating to future expectations of the market for new imaging technologies, (ii) forecasting closing periods for new block licenses, (iii) relating to potential new opportunities and agreements to be executed in the future, (iv) pertaining to our succession plans, (v) under the heading

“Guidance” and any other statements that do not expressly refer to historical facts are forward-looking statements. These statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, changing competitive and market conditions, our reliance on certain OEM customers for significant portions of our revenues, the sufficiency of our capital resources, any adverse change in our relationship with Adobe Systems Incorporated and Novell, Inc, increased competition both from in-house OEM products and low cost offshore competitors, the impact of Microsoft’s Vista™ operating system, reduced demand for our existing monochrome technologies, our ability to develop and market our advanced devices and software, the validity and protection of our intellectual property rights and our ability to execute our business plan and strategic partnering transactions.
The above risks, and others, are described in further detail in our reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the first quarter of fiscal 2007, in Part II — Item 1A. “Risk Factors” filed on June 14, 2006. Copies of Peerless’ press releases and additional information about Peerless are available at www.Peerless.com or you can contact Peerless Investor Relations by calling (303) 393-7044.
Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We are under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.
###
- Financial tables follow -

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	July 31,
	2006		2005
Revenues:
Product licensing	$5,156	65.3%	$5,556	57.5%
Engineering services and maintenance	2,725	34.5%	2,843	29.4%
Hardware sales	15	.2%	1,259	13.1%

Total revenues	7,896	100.0%	9,658	100.0%

Cost of revenues:
Product licensing	1,352	17.1%	1,878	19.4%
Engineering services and maintenance	2,245	28.4%	1,945	20.1%
Hardware sales	23	.3%	1,108	11.5%

Total cost of revenues	3,620	45.8%	4,931	51.0%

Gross margin	4,276	54.2%	4,727	49.0%

Operating expenses:
Research and development	2,116	26.8%	1,304	13.5%
Sales and marketing	756	9.6%	843	8.7%
General and administrative	1,842	23.3%	1,456	15.1%

Total operating expenses	4,714	59.7%	3,603	37.3%

Income (loss) from operations	(438)	-5.5%	1,124	11.7%

Other income (expense)	108	1.4%	(6)	-0.1%

Income (loss) before income taxes	(330)	-4.2%	1,118	11.6%
Provision for income taxes (benefit)	(3)	.1%	18	0.2%

Net income (loss)	$(327)	-4.1%	$1,100	11.4%

Basic earnings (loss) per share	$(0.02)		$0.07

Diluted earnings (loss) per share	$(0.02)		$0.06

Weighted average common shares outstanding — basic	17,142		16,409

Weighted average common shares outstanding — diluted	17,142		18,261

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Six Months Ended
	July 31,
	2006		2005
Revenues:
Product licensing	$10,670	63.9%	$8,478	50.2%
Engineering services and maintenance	5,675	34.0%	6,013	35.6%
Hardware sales	355	2.1%	2,382	14.2%

Total revenues	16,700	100.0%	16,873	100.0%

Cost of revenues:
Product licensing	1,852	11.1%	2,599	15.4%
Engineering services and maintenance	4,203	25.1%	3,915	23.2%
Hardware sales	181	1.1%	1,716	10.2%

Total cost of revenues	6,236	37.3%	8,230	48.8%

Gross margin	10,464	62.7%	8,643	51.2%

Operating expenses:
Research and development	4,172	24.9%	2,566	15.2%
Sales and marketing	1,550	9.2%	1,783	10.6%
General and administrative	3,233	19.3%	2,733	16.2%

Total operating expenses	8,955	53.4%	7,082	42.0%

Income from operations	1,508	9.3%	1,561	9.2%
Other income (expense)	219	1.3%	(27)	-.1%

Income before income taxes	1,728	10.6%	1,534	9.1%
Provision for income taxes	12	0.0%	20	0.1%

Net income	$1,716	10.6%	$1,514	9.0%

Basic earnings per share	$0.10		$0.09

Diluted earnings per share	$0.09		$0.09

Weighted average common shares outstanding — basic	17,057		16,314

Weighted average common shares outstanding — diluted	19,329		17,796

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31,	January 31,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,929	$5,099
Short-term investments	—	1,397
Trade accounts receivable, net	1,551	2,037
Unbilled receivables	5,590	952
Inventory	46	688
Prepaid expenses and other current assets	595	397

Total current assets	19,710	10,570
Property and equipment, net	794	1,382
Other assets	191	695

Total assets	$20,696	$12,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$489	$870
Accrued wages	663	410
Accrued compensated absences	979	754
Accrued product licensing costs	2881	2,364
Other current liabilities	476	470
Deferred revenue	822	897

Total current liabilities	6,310	5,765
Other liabilities	157	418

Total liabilities	6,467	6,183

Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	51,540	49,761
Accumulated deficit	(37,239)	(43,239)
Accumulated other comprehensive income	25	39
Treasury stock	(113)	(113)

Total stockholders’ equity	14,229	6,464

Total liabilities and stockholders’ equity	$20,696	$12,647